American States Water Company Announces CPUC’s Approval to Defer the Cost of Capital Application at
Golden State Water Company

San Dimas, California. . . American States Water Company (NYSE:AWR) announced today that on March 11, 2020, the California Public Utilities Commission (“CPUC”) approved a request to defer the cost of capital application by one year for AWR’s wholly owned subsidiary, Golden State Water Company (“GSWC”). GSWC was scheduled to file its next cost of capital application on May 1, 2020. In January 2020, GSWC, along with three other investor-owned California water utilities, requested an extension of the date by which each of them must file its 2020 cost of capital applications. The CPUC’s approval postponed this filing date by one year until May 1, 2021, with a corresponding effective date of January 1, 2022. The CPUC also approved the joint parties’ request to leave the current Water Cost of Capital Mechanism in place, but there will be no changes to the companies’ rate of return on rate base during the one-year extension, regardless of what the mechanism might otherwise indicate.
GSWC’s current authorized rate of return on rate base is 7.91%, based on its weighted cost of capital, which will continue in effect through December 31, 2021. The 7.91% return on rate base includes a return on equity of 8.9%, an embedded cost of debt of 6.6%, and a capital structure with 57% equity and 43% debt.
About American States Water Company
American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc., serving over one million people in nine states. Through its utility subsidiary, Golden State Water Company, the company provides water service to approximately 261,000 customer connections located within more than 80 communities in Northern, Coastal and Southern California. The company also distributes electricity to approximately 24,000 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution and wastewater collection and treatment facilities located on eleven military bases throughout the country under 50-year privatization contracts with the U.S. government.
American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 65 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result.

CONTACT:        Eva G. Tang
Senior Vice President - Finance, Chief Financial
Officer, Corporate Secretary and Treasurer
(909) 394-3600, extension 707